Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
1)Registration Statement Form S-8 (File No. 333-231540) pertaining to the U.S. Concrete, Inc. Long Term Incentive Plan, and
2)Registration Statement Form S-8 (File No. 333-188621) pertaining to the U.S. Concrete, Inc. Long Term Incentive Plan; and
3)Registration Statement Form S-8 (File No. 333-187989) pertaining to the U.S. Concrete, Inc. Deferred Compensation Plan;
of our reports dated February 24, 2021, with respect to the consolidated financial statements of U.S. Concrete, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of U.S. Concrete, Inc. and subsidiaries included in this Annual Report (Form 10-K) of U.S. Concrete, Inc. and subsidiaries for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Dallas, Texas
February 24, 2021